Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces A New $20 Million Stock Repurchase Program

New Orleans, Louisiana, August 29, 2011…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) announced today that the Board of Directors of the Company authorized a program for the repurchase of shares of its outstanding Common Stock for up to an aggregate cash purchase price of $20 million. This program will be executed in the open market on the New York Stock Exchange and in privately negotiated transactions. The Company continues to retain very robust liquidity levels with approximately $85 million of cash on hand, an undrawn $150 million credit facility and no change to the strong cash flow outlook as outlined in the Company’s guidance. The Company would fund the stock repurchases out of its cash on hand. Based on EPL’s closing price on the NYSE of $12.26 per share on August 26, 2011, a $20 million buyback would represent approximately 4% of the Company’s 40.2 million outstanding shares of Common Stock.

Gary C. Hanna, the Company’s President and Chief Executive Officer, stated, “This new repurchase program underscores our commitment to maximizing shareholder value. We remain focused on operational excellence, organic production growth, opportunistic acquisitions, maintenance of a strong balance sheet and ample liquidity. Our capital programs are in full swing as we have successfully completed integrating our recently acquired assets and are focused on operational execution to drive growth in both production and reserves on our expanded asset base. We continue to look forward to further free cash flow into 2012. Today’s repurchase plan announcement reflects the Board’s belief that our stock is deeply undervalued and represents an attractive expansion to our investment program.”

The repurchased shares will be accumulated by the Company and held in treasury, and would be excluded from the Company’s outstanding share count. The repurchased shares could be used by the Company to provide available shares for possible resale in future public or private offerings and the Company’s employee benefit plans. The repurchases will be carried out in accordance with certain volume, timing and price constraints imposed by the Securities and Exchange Commission’s rules applicable to such transactions. The amount, timing and price of purchases will otherwise depend on market conditions and other factors.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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